Exhibit (g)(2)

Execution Version

AMENDED AND RESTATED SUB-CUSTODIAN AGREEMENT

This Amended and Restated Sub-Custodian Agreement is made as of May 14, 2021 (this “Agreement”), between UBS TRUST COMPANY OF PUERTO RICO (the “Custodian”), and STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company (the “Sub-Custodian” or “State Street”).

WITNESSETH:

WHEREAS, the Short Term Investment Fund for Puerto Rico Residents, Inc., formerly known as Puerto Rico Short Term Investment Fund, Inc, (the “Fund”) has retained the Custodian to provide certain custodial services relating to securities and other assets of the Fund;

WHEREAS, the Custodian, on behalf of the Fund, desires to retain State Street to provide custodian services to the Fund and the Custodian for the benefit of the Fund, and State Street is willing to provide the services upon the terms contained in this Agreement;

WHEREAS, the Fund, Custodian and State Street are parties to that certain Sub-Custodian Agreement dated December 8, 2006, and the parties hereto wish to amend and restate that Sub-Custodian Agreement in its entirety as set forth herein, and

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

SECTION 1. DEFINITIONS. In addition to terms defined in Section 4.1 (Rule 17f-5 and Rule 17f-7 related definitions) or elsewhere in this Agreement, (a) terms defined in the UCC have the same meanings herein as therein and (b) the following other terms have the following meanings for purposes of this Agreement:

“1940 Act” means the Investment Company Act of 1940, as amended from time to time.

“Board” means, in relation to a Fund, the board of directors, trustees or other governing body of the Fund.

“Client Publications” means the general client publications of State Street Bank and Trust Company available from time to time to clients and their investment managers.

“Deposit Account Agreement” means the Deposit Account Agreement and Disclosure, as may be amended from time to time, issued by State Street and available on State Street’s internet customer portal, “my.statestreet.com”.

“Domestic securities” means securities held within the United States.

“Foreign securities” means securities held primarily outside of the United States.

“Held outside of the United States” means not held within the United States.

“Held within the United States” means (a) in relation to a security or other financial asset, the security or other financial asset (i) is a certificated security registered in the name of State Street or its sub-custodian, agent or nominee or is endorsed to State Street or its sub-custodian, agent or nominee or in blank and the security certificate is located within the United States, (ii) is an uncertificated security or other financial asset registered in the name of State Street or its sub-custodian, agent or nominee at an office located in the United States, or (iii) has given rise to a security entitlement of which State Street or its sub-custodian, agent or nominee is the entitlement holder against a U.S. Securities System or another securities intermediary for which the securities intermediary’s jurisdiction is within the United States, and (b) in relation to cash, the cash is maintained in a deposit account denominated in U.S. dollars with the banking department of State Street or with another bank or trust company’s office located in the United States.

“Investment Advisor” means, in relation to the Fund, the investment manager or investment advisor of the Fund.

“On book currency” means (a) U.S. dollars or (b) a foreign currency that, when credited to a deposit account of a customer maintained in the banking department of State Street or an Eligible Foreign Custodian, State Street maintains on its books as an amount owing as a liability by State Street to the customer.

“Portfolio” means (a) in relation to a Fund that is a series organization, a series of the Fund and (b) in relation to a Fund that is not a series organization, the Fund itself.

“Portfolio Interests” means beneficial interests in a Portfolio.

“Proper Instructions” means instructions in accordance with Section 9 received by State Street from the Custodian, the Custodian’s Investment Advisor, or an individual or organization duly authorized by the Fund or the Investment Advisor. The term includes standing instructions.

“SEC” means the U.S. Securities and Exchange Commission.

“Series organization” means an organization that, pursuant to the statute under which the organization is organized, has the following characteristics: (a) the organic record of the organization provides for creation by the organization of one or more series (however denominated) with respect to specified property of the organization, and provides for records to be maintained for each series that identify the property of or associated with the series, (b) debt incurred or existing with respect to the activities of, or property of or associated with a particular series is enforceable against the property of or associated with the series only, and not against the property of or associated with the organization or of other series of the organization, and (c) debt incurred or existing with respect to the activities or property of the organization is enforceable against the property of the organization only, and not against the property of or associated with any series of the organization.

“UCC” means the Uniform Commercial Code of the Commonwealth of Massachusetts as in effect from time to time.

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“Underlying Portfolios” means a group of investment companies as defined in Section 12(d)(1)(F) of the 1940 Act.

“Underlying Shares” means shares or other securities, issued by a U.S. issuer, of Underlying Portfolios and other registered “investment companies” (as defined in Section 3(a)(1) of the 1940 Act),whether or not in the same “group of investment companies” (as defined in Section 12(d)(1)(G)(ii) of the 1940 Act).

“Underlying Transfer Agent” means State Street Bank and Trust Company or such other organization which may from time to time be appointed by the Custodian, on behalf of the Fund, to act as a transfer agent for the Underlying Portfolios and with respect to which State Street is provided with Proper Instructions.

“U.S. Securities System” means a securities depository or book-entry system authorized by the U.S. Department of the Treasury or a “clearing corporation” as defined in Section 8-102 of the UCC.

SECTION 2. EMPLOYMENT OF STATE STREET.

SECTION 2.1. GENERAL. The Custodian hereby employs State Street as a custodian of (a) securities and cash of each of the Fund and its Portfolios and (b) other assets of the Fund that State Street agrees to treat as financial assets. The Custodian, on behalf of the Fund and each of its Portfolios, agrees to deliver to State Street (i) all securities and cash of the Fund and its Portfolios, (ii) all other assets of the Fund and each Portfolio that the Custodian desires State Street, and State Street is willing, to treat as a financial asset and (iii) all cash and other proceeds of the securities and financial assets held in custody under this Agreement. The holding of confirmation statements that identify Underlying Shares as being recorded in State Street’s name on behalf of the Fund will be custody for purposes of this Section 2.1. This Agreement does not require State Street to accept an asset for custody hereunder or to treat any asset that is not a security as a financial asset.

SECTION 2.2. SUB-CUSTODIANS. Upon receipt of Proper Instructions, State Street shall on behalf of the Custodian appoint one or more banks, trust companies or other entities located in the United States and designated in the Proper Instructions to act as a sub-custodian for the purposes of effecting such transactions as may be designated by the Custodian in the Proper Instructions. State Street may place and maintain the Custodian’s foreign securities with foreign banking institution sub-custodians employed by State Street or foreign securities depositories, all in accordance with the applicable provisions of Sections 4 and 5. An entity acting in the capacity of Underlying Transfer Agent is not an agent or sub-custodian of State Street for purposes of this Agreement.

SECTION 2.3. RELATIONSHIP. With respect to securities and other financial assets, State Street is a securities intermediary and the Fund is the entitlement holder. With respect to cash maintained in a deposit account and denominated in an “on book” currency, State Street is a bank and the Custodian, on behalf of the Fund, is the bank’s customer. If cash is maintained in a deposit account with a bank other than State Street and the cash is denominated in an “on book” currency, State Street is that bank’s customer. State Street agrees to treat the claim to the cash as a financial

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asset for the benefit of the Fund. State Street does not otherwise agree to treat cash as financial asset. The duties of State Street as securities intermediary and bank set forth in the UCC are varied by the terms of this Agreement to the extent that the duties may be varied by agreement under the UCC.

SECTION 3. ACTIVITIES OF STATE STREET WITH RESPECT TO PROPERTY HELD IN THE UNITED STATES.

SECTION 3.1. HOLDING SECURITIES. State Street may deposit and maintain securities or other financial assets of a Fund in a U.S. Securities System in compliance with the conditions of Rule 17f-4 under the 1940 Act. Upon receipt of Proper Instructions on behalf of the Fund, State Street shall establish and maintain a segregated account or accounts for and on behalf of the Fund and into which account or accounts may be transferred cash or securities and other financial assets, including securities and financial assets maintained in a U.S. Securities System. State Street shall hold and physically segregate for the account of each Fund all securities and other financial assets held by State Street in the United States, including all domestic securities of the Fund and Portfolio, other than (a) securities or other financial assets maintained in a U.S. Securities System and (b) Underlying Shares maintained pursuant to Section 3.6 in an account of an Underlying Transfer Agent. State Street may at any time or times in its discretion appoint any other bank or trust company, qualified under the 1940 Act to act as a custodian, as State Street’s agent to carry out such of the provisions of this Section as State Street may from time to time direct. The appointment of any agent shall not relieve State Street of any of its duties hereunder. State Street may at any time or times in its discretion remove the bank or trust company as State Street’s agent.

SECTION 3.2. REGISTRATION OF SECURITIES. Domestic securities or other financial assets held by State Street and that are not bearer securities shall be registered in the name of the Fund or in the name of any nominee of the Fund or of any nominee of State Street, or in the name or nominee name of any agent or any sub-custodian permitted hereby. All securities accepted by State Street on behalf of the Fund under the terms of this Agreement shall be in “street name” or other good delivery form. However, if the Custodian on behalf of the Fund directs State Street to maintain securities or other financial assets in “street name,” State Street shall utilize reasonable efforts only to timely collect income due the Fund on the securities and other financial assets and to notify the Custodian of relevant issuer actions including, without limitation, pendency of calls, maturities, tender or exchange offers.

SECTION 3.3. BANK ACCOUNTS. State Street shall open and maintain upon the terms of the Deposit Account Agreement a separate deposit account or accounts in the United States in the name of the Fund, subject only to draft or order by State Street acting pursuant to the terms of this Agreement. State Street shall credit to the deposit account or accounts, subject to the provisions hereof, all cash received by State Street from or for the account of the Fund, other than cash maintained by the Fund in a deposit account established and used in accordance with Rule 17f-3 under the 1940 Act. Monies held by State Street for the Fund may be deposited by State Street to its credit as the Sub-Custodian in the banking department of State Street or in such other banks or trust companies as it may in its discretion deem necessary or desirable; provided, however, that (a) every such bank or trust company shall be qualified to act as a custodian under the 1940 Act and (b) each such bank or trust company and the funds to be deposited with each such bank or trust company shall on behalf of each applicable Fund be approved by vote of a

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majority of the Fund’s Board. The funds shall be deposited by State Street in its capacity as Sub-Custodian and shall be withdrawable by State Street only in that capacity.

SECTION 3.4. COLLECTION OF INCOME. Subject to the domestic securities or other financial assets held in the United States being registered as provided in Section 3.2, State Street shall collect on a timely basis all income and other payments with respect to the securities and other financial assets and to which a Fund shall be entitled either by law or pursuant to custom in the securities business. State Street shall collect on a timely basis all income and other payments with respect to bearer domestic securities if, on the date of payment by the issuer, the securities are held by State Street or its agent. State Street shall present for payment all income items requiring presentation as and when they become due and shall collect interest when due on securities and other financial assets held hereunder. State Street shall credit income to the Fund as such income is received or in accordance with State Street’s then current payable date income schedule. Any credit to the Fund in advance of receipt may be reversed when State Street determines that payment will not occur in due course, and the Fund may be charged at State Street’s applicable rate for time credited.

SECTION 3.5. DELIVERY OUT. State Street shall release and deliver out domestic securities and other financial assets of a Fund held in a U.S. Securities System, or in an account at the Underlying Transfer Agent, only upon receipt of Proper Instructions on behalf of the applicable Fund, specifying the domestic securities or financial assets held in the United States to be delivered out and the person or persons to whom delivery is to be made. State Street shall pay out cash of a Fund upon receipt of Proper Instructions on behalf of the applicable Fund, specifying the amount of the payment and the person or persons to whom the payment is to be made.

SECTION 3.6. DEPOSIT OF FUND ASSETS WITH THE UNDERLYING TRANSFER AGENT. Underlying Shares of a Fund, on behalf of a Portfolio, shall be deposited and held in an account or accounts maintained with an Underlying Transfer Agent. State Street’s only responsibilities with respect to the Underlying Shares shall be limited to the following:

1)

Upon receipt of a confirmation or statement from an Underlying Transfer Agent that the Underlying Transfer Agent is holding or maintaining Underlying Shares in the name of State Street (or a nominee of State Street) for the benefit of a Fund, State Street shall identify by book-entry that the Underlying Shares are being held by it as custodian for the benefit of the Fund.

2)

Upon receipt of Proper Instructions to purchase Underlying Shares for the account of a Fund, State Street shall pay out cash of the Fund as so directed to purchase the Underlying Shares and record the payment from the account of the Fund on State Street’s books and records.

3)

Upon receipt of Proper Instructions for the sale or redemption of Underlying Shares for the account of a Fund, State Street shall transfer the Underlying Shares as so directed to sell or redeem the Underlying Shares, record the transfer from the account of the Fund on State Street’s books and records and, upon State Street’s receipt of the proceeds of the sale or redemption, record the receipt of the proceeds for the account of such Fund on State Street’s books and records.

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SECTION 3.7. PROXIES. State Street shall cause to be promptly executed by the registered holder of domestic securities or other financial assets held in the United States of a Fund and its Portfolio, if the securities or other financial assets are registered otherwise than in the name of the Fund or a nominee of the Fund, all proxies, without indication of the manner in which the proxies are to be voted, and shall promptly deliver to the Custodian such proxies, all proxy soliciting materials and all notices relating to the securities or other financial assets.

SECTION 3.8. COMMUNICATIONS. Subject to the domestic securities or other financial assets held in the United States being registered as provided in Section 3.2, State Street shall transmit promptly to the Custodian for the Fund all written information received by State Street from issuers of the securities and other financial assets being held for the Fund. State Street shall transmit promptly to the Custodian for the Fund all written information received by State Street from issuers of the securities and other financial assets whose tender or exchange is sought and from the party or its agent making the tender or exchange offer. State Street shall also transmit promptly to the Custodian for the Fund all written information received by State Street regarding any class action or other collective litigation relating to Fund securities or other financial assets issued in the United States and then held, or previously held, during the relevant class-action period during the term of this Agreement by State Street for the account of the Fund for the Portfolio, including, but not limited to, opt-out notices and proof-of-claim forms. State Street does not support class-action participation by the Custodian or the Fund beyond such forwarding of written information received by State Street.

SECTION 4. PROVISIONS RELATING TO RULES 17F-5 AND 17F-7.

SECTION 4.1. DEFINITIONS. As used in this Agreement, the following terms have the following meanings:

“Country Risk” means all factors reasonably related to the systemic risk of holding Foreign Assets in a particular country. The factors include but are not limited to risks arising from the country’s political environment, economic and financial infrastructure (including any Eligible Securities Depository operating in the country); prevailing or developing custody, tax and settlement practices; nationalization, expropriation or other government actions; currency restrictions, devaluations or fluctuations; market conditions affecting the orderly execution of securities transactions or the value of assets; the regulation of the banking and securities industries, including changes in market rules; and laws and regulations applicable to the safekeeping and recovery of Foreign Assets held in custody in that country.

“Covered Foreign Country” means a country listed on Schedule A, which list of countries may be amended from time to time at the request of the Custodian and with the agreement of the Foreign Custody Manager.

“Eligible Foreign Custodian” has the meaning set forth in Section (a)(1) of Rule 17f-5.

“Eligible Securities Depository” has the meaning set forth in section (b)(1) of Rule 17f-7.

“Foreign Assets” means, in relation to a Portfolio, any of the Portfolio’s securities or other investments (including foreign currencies) for which the primary market is outside the United

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States, and any cash and cash equivalents that are reasonably necessary to effect transactions of the Portfolio in those investments.

“Foreign Custody Manager” has the meaning set forth in section (a)(3) of Rule 17f-5.

“Foreign Securities System” means an Eligible Securities Depository listed on Schedule B.

“Rule 17f-5” means Rule 17f-5 promulgated under the 1940 Act.

“Rule 17f-7” means Rule 17f-7 promulgated under the 1940 Act.

SECTION 4.2. STATE STREET AS FOREIGN CUSTODY MANAGER.

4.2.1 DELEGATION. The Custodian, by resolution adopted by its Board, hereby delegates to State Street, subject to Section (b) of Rule 17f-5, the responsibilities set forth in this Section 4.2 with respect to Foreign Assets of the Portfolios held outside the United States. State Street hereby accepts such delegation. By giving at least 30 days’ prior written notice to the Custodian, the Foreign Custody Manager may withdraw its acceptance of the delegated responsibilities generally or with respect to a Covered Foreign Country designated in the notice. Following the withdrawal, State Street shall have no further responsibility in its capacity as Foreign Custody Manager to the Custodian generally or, as the case may be, with respect to the Covered Foreign Country so designated.

4.2.2 EXERCISE OF CARE AS FOREIGN CUSTODY MANAGER. The Foreign Custody Manager shall exercise reasonable care, prudence and diligence such as a person having responsibility for the safekeeping of the Foreign Assets would exercise in performing the delegated responsibilities.

4.2.3 FOREIGN CUSTODY ARRANGEMENTS. The Foreign Custody Manager Shall be responsible for performing the delegated responsibilities only with respect to Covered Foreign Countries. The Foreign Custody Manager shall list on Schedule A for a Covered Foreign Country each Eligible Foreign Custodian selected by the Foreign Custody Manager to maintain the Foreign Assets of the Portfolios with respect to the Covered Foreign Country. The list of Eligible Foreign Custodians may be amended from time to time upon notice in the sole discretion of the Foreign Custody Manager. This Agreement constitutes a Proper Instruction by the Custodian, on behalf of the Fund and its Portfolio, to open an account, and to place and maintain Foreign Assets, for the Portfolio in each applicable Covered Foreign Country. The Custodian, on behalf of the Fund and its Portfolio, shall satisfy the account opening requirements for the Covered Foreign Country, and the delegation with respect to the Portfolio for the Covered Foreign Country will not be considered to have been accepted by State Street until that satisfaction. If the Foreign Custody Manager receives from the Custodian Proper Instructions directing the Foreign Custody Manager to close the account, the delegation shall be considered withdrawn, and State Street shall immediately cease to be the Foreign Custody Manager with respect to the Portfolio for the Covered Foreign Country.

4.2.4 SCOPE OF DELEGATED RESPONSIBILITIES: Subject to the provisions of this Section 4.2, the Foreign Custody Manager may place and maintain Foreign Assets in the care of an Eligible Foreign Custodian selected by the Foreign Custody Manager in each applicable

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Covered Foreign Country. The Foreign Custody Manager shall determine that (a) the Foreign Assets will be subject to reasonable care, based on the standards applicable to custodians in the country in which the Foreign Assets will be held by the Eligible Foreign Custodian, after considering all factors relevant to the safekeeping of such assets, including, without limitation the factors specified in Rule 17f-5(c)(1) and (b) the contract between the Foreign Custody Manager and the Eligible Foreign Custodian governing the foreign custody arrangements will satisfy the requirements of Rule 17f-5(c)(2). The Foreign Custody Manager shall establish a system to monitor (i) the appropriateness of maintaining the Foreign Assets with the Eligible Foreign Custodian and (ii) the performance of the contract governing the custody arrangements. If the Foreign Custody Manager determines that the custody arrangements with an Eligible Foreign Custodian are no longer appropriate, the Foreign Custody Manager shall so notify the Custodian.

4.2.5 REPORTING REQUIREMENTS. The Foreign Custody Manager shall (a) report the withdrawal of Foreign Assets from an Eligible Foreign Custodian and the placement of Foreign Assets with another Eligible Foreign Custodian by providing to the Custodian’s Board an amended Schedule A at the end of the calendar quarter in which the action has occurred, and (b) after the occurrence of any other material change in the foreign custody arrangements of the Portfolios described in this Section 4.2, make a written report to the Board containing a notification of the change.

4.2.6 REPRESENTATIONS. The Foreign Custody Manager represents to the Custodian that it is a U.S. Bank as defined in Section (a)(7) of Rule 17f-5. The Custodian represents to State Street that its Board has (a) determined that it is reasonable for the Board to rely on State Street to perform the responsibilities delegated pursuant to this Agreement to State Street as the Foreign Custody Manager of the Portfolios and (b) considered and determined to accept such Country Risk as is incurred by placing and maintaining the Foreign Assets of each Portfolio in each Covered Foreign Country.

4.2.7 TERMINATION BY A PORTFOLIO OF STATE STREET AS FOREIGN CUSTODY MANAGER. By giving at least 30 days’ prior written notice to State Street, the Custodian on behalf of the Fund and its Portfolio, may terminate the delegation to State Street as the Foreign Custody Manager for the Portfolio. Following the termination, State Street shall have no further responsibility in its capacity as Foreign Custody Manager to the Portfolio.

SECTION 4.3. MONITORING OF ELIGIBLE SECURITIES DEPOSITORIES. State Street shall (a) provide the Custodian or its Investment Advisor with an analysis of the custody risks associated with maintaining assets with the Eligible Securities Depositories set forth on Schedule B in accordance with Section (a)(1)(i)(A) of Rule 17f-7 and (b) monitor such risks on a continuing basis and promptly notify the Custodian or its Investment Advisor of any material change in such risks, in accordance with Section (a)(1)(i)(B) of Rule 17f-7.

SECTION 5. ACTIVITIES OF STATE STREET WITH RESPECT TO PROPERTY HELD OUTSIDE THE UNITED STATES.

SECTION 5.1. HOLDING SECURITIES. Foreign securities and other financial assets held outside of the United States shall be maintained in a Foreign Securities System in a Covered Foreign Country through arrangements implemented by State Street or an Eligible Foreign

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Custodian, as applicable, in the Covered Foreign Country. State Street shall identify on its books as belonging to the Portfolios the foreign securities and other financial assets held by each Eligible Foreign Custodian or Foreign Securities System. State Street may hold foreign securities and other financial assets for all of its customers, including the Portfolios, with any Eligible Foreign Custodian in an account that is identified as State Street’s account for the benefit of its customers; provided however, that (a) the records of State Street with respect to foreign securities or other financial assets of a Portfolio maintained in the account shall identify those securities and other financial assets as belonging to the Portfolio and (b) to the extent permitted and customary in the market in which the account is maintained, State Street shall require that securities and other financial assets so held by the Eligible Foreign Custodian be held separately from any assets of the Eligible Foreign Custodian or of other customers of the Eligible Foreign Custodian.

SECTION 5.2. REGISTRATION OF FOREIGN SECURITIES. Foreign securities and other financial assets held outside of the United States maintained in the custody of an Eligible Foreign Custodian and that are not bearer securities shall be registered in the name of the applicable Portfolio or in the name of State Street or in the name of any Eligible Foreign Custodian or in the name of any nominee of any of the foregoing. The Custodian on behalf of the Fund and its Portfolio agrees to hold any such nominee harmless from any liability as a holder of record of the foreign securities or other financial assets. State Street or an Eligible Foreign Custodian reserves the right not to accept securities or other financial assets on behalf of a Portfolio under the terms of this Agreement unless the form of the securities or other financial assets and the manner in which they are delivered are in accordance with local market practice.

SECTION 5.3. INDEMNIFICATION BY ELIGIBLE FOREIGN CUSTODIANS. Each contract pursuant to which State Street employs an Eligible Foreign Custodian shall, to the extent possible, require the Eligible Foreign Custodian to indemnify and hold harmless State Street from and against any loss, cost or expense arising out of or in connection with the Eligible Foreign Custodian’s performance of its obligations. At the Custodian’s election, the Fund and its Portfolio shall be entitled to be subrogated to the rights of State Street with respect to any claims against an Eligible Foreign Custodian as a consequence of any such loss, cost or expense if and to the extent that the Portfolio has not been made whole for the loss, cost or expense. In no event shall State Street be obligated to bring suit in its own name or to allow suit to be brought in its name.

SECTION 5.4. BANK ACCOUNTS.

5.4.1 GENERAL. State Street shall identify on its books as for the account of the Fund the amount of cash (including cash denominated in foreign currencies) deposited with State Street. State Street shall maintain cash deposits in on book currencies on its balance sheet. State Street shall be liable for such balances. If State Street is unable to maintain, or market practice does not facilitate the maintenance for the Fund of a cash balance in a currency as an on book currency, a deposit account shall be opened and maintained by State Street outside the United States on behalf of the Fund with an Eligible Foreign Custodian. State Street shall not maintain the cash deposit on its balance sheet. The Eligible Foreign Custodian will be liable for such balance directly to the Fund. All deposit accounts referred to in this Section shall be subject only to draft or order by State Street or, if applicable, the Eligible Foreign Custodian acting pursuant to the terms of this Agreement. Cash maintained in a deposit account and denominated in an “on book” currency will be maintained under and subject to the laws of the Commonwealth of Massachusetts.

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State Street will not have any deposit liability for deposits in any currency that is not an “on book” currency.

5.4.2 NON-U.S. BRANCH AND NON-U.S. DOLLAR DEPOSITS. In accordance with the laws of the Commonwealth of Massachusetts, State Street shall not be required to repay any deposit made at a non-U.S. branch of State Street or any deposit made with State Street and denominated in a non-U.S. dollar currency, if repayment of the deposit or the use of assets denominated in the non-U.S. dollar currency is prevented, prohibited or otherwise blocked due to (a) an act of war, insurrection or civil strife; (b) any action by a non-U.S. government or instrumentality or authority asserting governmental, military or police power of any kind, whether such authority be recognized as a de facto or a de jure government, or by any entity, political or revolutionary movement or otherwise that usurps, supervenes or otherwise materially impairs the normal operation of civil authority; or (c) the closure of a non-U.S. branch in order to prevent, in the reasonable judgment of State Street, harm to the employees or property of State Street.

SECTION 5.5. COLLECTION OF INCOME. State Street shall use reasonable commercial efforts to collect all income and other payments with respect to the Foreign Assets held hereunder to which a Portfolio shall be entitled. If extraordinary measures are required to collect the income or payment, the Custodian and State Street shall consult as to such measures and as to the compensation and expenses of State Street relating to such measures. State Street shall credit income to the applicable Portfolio as such income is received or in accordance with State Street’s then current payable date income schedule. Any credit to the Portfolio in advance of receipt may be reversed when State Street determines that payment will not occur in due course, and the Portfolio may be charged at State Street’s applicable rate for time credited. Income on securities or other financial assets loaned other than from State Street’s securities lending program shall be credited as received.

SECTION 5.6. TRANSACTIONS IN FOREIGN CUSTODY ACCOUNT.

5.6.1 DELIVERY OUT. State Street or an Eligible Foreign Custodian shall release and deliver foreign securities or other financial assets held outside of the United States owned by a Portfolio and held by State Street or such Eligible Foreign Custodian, or in a Foreign Securities System account, only upon receipt of Proper Instructions, specifying the foreign securities to be delivered and the person or persons to whom delivery is to be made. State Street shall pay out, or direct the respective Eligible Foreign Custodian or the respective Foreign Securities System to pay out, cash of a Portfolio only upon receipt of Proper Instructions specifying the amount of the payment and the person or persons to payment is to be made.

5.6.2 MARKET CONDITIONS. Notwithstanding any provision of this Agreement to the contrary, settlement and payment for Foreign Assets received for the account of the Portfolios and delivery of Foreign Assets maintained for the account of the Portfolios may be effected in accordance with the customary established securities trading or processing practices and procedures in the country or market in which the transaction occurs, including, without limitation, delivering Foreign Assets to the purchaser thereof or to a dealer therefor (or an agent for such purchaser or dealer) with the expectation of receiving later payment for the Foreign Assets from such purchaser or dealer.

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5.6.3 SETTLEMENT PRACTICES. State Street shall provide to each Board the information with respect to custody and settlement practices in countries in which State Street employs an Eligible Foreign Custodian described on Schedule C at the time or times set forth on the Schedule. State Street may revise Schedule C from time to time, but no revision shall result in a Board being provided with substantively less information than had been previously provided on Schedule C.

SECTION 5.7. SHAREHOLDER OR BONDHOLDER RIGHTS. State Street shall use reasonable commercial efforts to facilitate the exercise of voting and other shareholder and bondholder rights with respect to foreign securities and other financial assets held outside the United States, subject always to the laws, regulations and practical constraints that may exist in the country where the securities or other financial assets are issued. State Street may utilize Broadridge Financial Solutions, Inc. or another proxy service firm of recognized standing as its delegate to provide proxy services for the exercise of shareholder and bondholder rights. Local conditions, including lack of regulation, onerous procedural obligations, lack of notice and other factors may have the effect of severely limiting the ability of the Custodian to exercise shareholder and bondholder rights.

SECTION 5.8. COMMUNICATIONS. State Street shall transmit promptly to the Custodian written information with respect to materials received by State Street through Eligible Foreign Custodians from issuers of the foreign securities and other financial asset assets being held outside the United States for the account of a Portfolio. State Street shall transmit promptly to the Custodian written information with respect to materials so received by State Street from issuers of foreign securities whose tender or exchange is sought or from the party or its agent making the tender or exchange offer. State Street shall also transmit promptly to the Custodian all written information received by State Street through Eligible Foreign Custodians from issuers of the foreign securities or other financial assets issued outside of the United States and being held for the account of the Fund and its Portfolio regarding any class action or other collective litigation relating to the Portfolio’s foreign securities or other financial assets issued outside the United States and then held, or previously held, during the relevant class-action period during the term of this Agreement by State Street via an Eligible Foreign Custodian for the account of the Fund for the Portfolio, including but not limited to, opt-out notices and proof-of-claim forms. State Street does not support class-action participation by the Custodian on behalf of the Fund beyond such forwarding of written information received by State Street.

SECTION 6. FOREIGN EXCHANGE.

SECTION 6.1. GENERALLY. Upon receipt of Proper Instructions, which for purposes of this section may also include security trade advices, State Street shall facilitate the processing and settlement of foreign exchange transactions. Such foreign exchange transactions do not constitute part of the services provided by State Street under this Agreement.

SECTION 6.2. CUSTODIAN ELECTIONS. The Custodian (or its Investment Advisor acting on its behalf) may elect to enter into and execute foreign exchange transactions with third parties that are not affiliated with State Street, with State Street Global Markets, which is the foreign exchange division of State Street Bank and Trust Company and its affiliated companies (“SSGM”), or with a sub-custodian. Where the Custodian or its Investment Advisor gives Proper

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Instructions for the execution of a foreign exchange transaction using an indirect foreign exchange service described in the Client Publications, the Custodian (or its Investment Advisor) instructs State Street, on behalf of the Fund, to direct the execution of such foreign exchange transaction to SSGM or, when the relevant currency is not traded by SSGM, to the applicable sub-custodian. State Street shall not have any agency (except as contemplated in preceding sentence), trust or fiduciary obligation to the Custodian or the Fund, its Investment Advisor or any other person in connection with the execution of any foreign exchange transaction. State Street shall have no responsibility under this Agreement for the selection of the counterparty to, or the method of execution of, any foreign exchange transaction entered into by the Custodian or the Fund (or its Investment Advisor acting on its behalf) or the reasonableness of the execution rate on any such transaction.

SECTION 6.3. CUSTODIAN ACKNOWLEDGEMENT. The Custodian acknowledges that in connection with all foreign exchange transactions entered into by the Fund (or its Investment Advisor acting on its behalf) with SSGM or any sub-custodian, SSGM and each such sub-custodian:

(i)	shall be acting in a principal capacity and not as broker, agent or fiduciary to the Custodian or the Fund or its Investment Advisor;

(ii)	shall seek to profit from such foreign exchange transactions, and are entitled to retain and not disclose any such profit to the Custodian, the Fund or its Investment Advisor; and

(iii)

shall enter into such foreign exchange transactions pursuant to the terms and conditions, including pricing or pricing methodology, (a) agreed with the Fund or its Investment Advisor from time to time or (b) in the case of an indirect foreign exchange service, (i) as established by SSGM and set forth in the Client Publications with respect to the particular foreign exchange execution services selected by the Fund or the Investment Advisor or (ii) as established by the sub-custodian from time to time.

SECTION 6.4. TRANSACTIONS BY STATE STREET. State Street or its affiliates, including SSGM, may trade based upon information that is not available to the Fund (or its Investment Advisor acting on its behalf), and may enter into transactions for its own account or the account of clients in the same or opposite direction to the transactions entered into with the Fund (or its Investment Manager), and shall have no obligation, under this Agreement, to share such information with or consider the interests of their respective counterparties, including, where applicable, the Custodian, the Fund or the Investment Advisor.

SECTION 6A. CONTRACTUAL SETTLEMENT SERVICES (PURCHASE/SALES).

SECTION 6A.1 GENERAL. State Street shall, in accordance with the terms set out in this Section 6A, debit or credit the appropriate deposit account of each Portfolio on a contractual settlement basis in connection with the purchase of securities or other financial assets for the Portfolio or the receipt of the proceeds of the sale or redemption of securities or other financial assets.

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SECTION 6A.2 PROVISION OF SERVICES. The services described in Section 6A.1 (the “Contractual Settlement Services”) shall be provided for the securities and other financial assets and in such markets as State Street may advise from time to time. State Street may terminate or suspend any part of the provision of the Contractual Settlement Services at its sole discretion immediately upon notice to the Custodian on behalf of the Fund, including, without limitation, in the event of force majeure events affecting settlement, any disorder in markets, or other changed external business circumstances affecting the markets or the Fund.

SECTION 6A.3 PURCHASE CONSIDERATION. The consideration payable in connection with a purchase transaction shall be debited from the appropriate deposit account of the Fund as of the time and date that funds would ordinarily be required to settle the transaction in the applicable market. State Street shall promptly recredit the amount at the time that the Custodian or the Fund notifies State Street by Proper Instruction that the transaction has been canceled.

SECTION 6A.4 SALES AND REDEMPTIONS. A provisional credit of an amount equal to the net sale price for a sale or redemption of securities or other financial assets shall be made to the account of the Fund as if the amount had been received as of the close of business on the date on which good funds would ordinarily be immediately available in the applicable market. The provisional credit will be made conditional upon State Street having received Proper Instructions with respect to, or reasonable notice of, the transaction, as applicable; and State Street or its agent having possession of the securities of other financial assets (excluding financial assets subject to any third party lending arrangement entered into by a Portfolio) associated with the transaction in good deliverable form and not being aware of any facts which would lead State Street or its agent to believe that the transaction will not settle in the time period ordinarily applicable to such transactions in the applicable market.

SECTION 6A.5 REVERSALS OF PROVISIONAL CREDITS OR DEBITS. State Street shall have the right to reverse any provisional credit or debit given in connection with the Contractual Settlement Services at any time when State Street believes, in its reasonable judgment, that such transaction will not settle in accordance with its terms or amounts due pursuant thereto, will not be collectable or where State Street has not been provided Proper Instructions with respect thereto, as applicable. The Fund shall be responsible for any costs or liabilities resulting from such reversal. Upon such reversal, a sum equal to the credited or debited amount shall become immediately payable by the Fund to State Street and may be debited from any deposit or other account held for benefit of the Fund.

SECTION 7. TAX SERVICES.

SECTION 7.1. FUND INFORMATION. The Custodian on behalf of the Fund will provide documentary evidence of its tax domicile, organizational specifics and other documentation and information as may be required by State Street from time to time for tax purposes, including, without limitation, information relating to any special ruling or treatment to which the Fund may be entitled that is not applicable to the general nationality and category of person to which the Fund belongs under general laws and treaty obligations and documentation and information required in relation to countries where the Fund engages or proposes to engage in investment activity or where Portfolio assets are or will be held. The provision of such documentation and information shall be deemed to be a Proper Instruction, upon which State Street shall be entitled

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to rely and act. In giving such documentation and information, the Custodian represents and warrants that it is true and correct in all material respects and that it will promptly provide State Street with all necessary corrections or updates upon becoming aware of any changes or inaccuracies in the documentation or information supplied.

SECTION 7.2. TAX RESPONSIBILITY. The Custodian shall be liable for all taxes (including Taxes, as defined below) relating to its investment activity, including with respect to any cash or securities held by State Street on behalf of the Fund or any transactions related thereto. Subject to compliance by the Custodian with its obligations under Section 7.1, State Street shall withhold (or cause to be withheld) the amount of any Tax which is required to be withheld under applicable law in connection with the collection on behalf of the Fund pursuant to this Agreement of any dividend, interest income or other distribution with respect to any security and the proceeds or income from the sale or other transfer of any security held by State Street. If any Taxes become payable with respect to any prior payment made to the Custodian by State Street or otherwise, State Street may apply any credit balance in the Custodian’s deposit account to the extent necessary to satisfy such Tax obligation. The Custodian shall remain liable for any tax deficiency. State Street is not liable for any tax obligations relating to the Custodian or the Fund, other than those Tax services as set out specifically in this Section 7. The Custodian agrees that State Street is not, and shall not be deemed to be, providing tax advice or tax counsel. The capitalized terms “Tax” or “Taxes” means any withholding or capital gains tax, stamp duty, levy, impost, charge, assessment, deduction or related liability, including any addition to tax, penalty or interest imposed on or in respect of (i) cash or securities, (ii) the transactions effected under this Agreement, or (iii) the Fund.

SECTION 7.3. TAX RELIEF. State Street will provide tax relief services in relation to designated markets as may be specified from time to time in the Client Publications. Subject to the preceding sentence and compliance by the Custodian with its obligations under Section 7.1, State Street will apply for a reduction of withholding tax and refund of any tax paid or tax credits which apply in each applicable market in respect of income payments on securities for the benefit of the Fund. Unless otherwise informed by the Custodian, State Street shall be entitled to apply categorical treatment of the Fund according to its nationality, particulars of its organization and other relevant details supplied by the Custodian.

SECTION 8. PAYMENTS FOR SALES OR REDEMPTIONS OF PORTFOLIO INTERESTS.

SECTION 8.1. PAYMENT FOR PORTFOLIO INTERESTS ISSUED. State Street shall receive from the distributor of Portfolio Interests of a Fund or from the Fund’s transfer agent (the “Transfer Agent”) and deposit into the account of the Fund such payments as are received for Portfolio Interests issued or sold from time to time by the Fund. State Street will provide timely notification to the Custodian on behalf of the Fund and the Transfer Agent of any receipt of the payments by State Street.

SECTION 8.2. PAYMENT FOR PORTFOLIO INTERESTS REDEEMED. Upon receipt of instructions from the Transfer Agent, State Street shall set aside funds of a Portfolio to the extent available for payment to holders of Portfolio Interests who have delivered to the Transfer Agent a request for redemption of their Portfolio Interests. State Street is authorized upon receipt of instructions from the Transfer Agent to wire funds to or through a commercial bank designated by

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the redeeming interest holders. If State Street furnishes a check to a holder in payment for the redemption of the holder’s Portfolio Interests and the check is drawn on State Street, State Street shall honor the check so long as the check is presented to State Street in accordance with the Deposit Account Agreement and such procedures and controls as are mutually agreed upon from time to time between the Custodian and State Street.

SECTION 9. PROPER INSTRUCTIONS.

SECTION 9.1. FORM AND SECURITY PROCEDURES. Proper Instructions may be in writing signed by the authorized individual or individuals or may be in a tested communication or in a communication utilizing access codes effected between electro-mechanical or electronic devices or may be by such other means and utilizing such intermediary systems and utilities as may be agreed to from time to time by State Street and the individual or organization giving the instruction, provided that the Custodian has followed any security procedures agreed to from time to time by the Custodian and State Street. State Street may agree to accept oral instructions, and in such case oral instructions will be considered Proper Instructions. The Custodian shall cause all oral instructions to be confirmed in writing, but the Custodian’s failure to do so shall not affect State Street’s authority to rely on the oral instructions.

SECTION 9.2. RELIANCE ON OFFICER’S CERTIFICATE. Concurrently with the execution of this Agreement, and from time to time thereafter, as appropriate, the Custodian shall deliver to State Street an officer’s certificate setting forth the names, titles, signatures and scope of authority of all individuals authorized to give Proper Instructions or any other notice, request, direction, instruction, certificate or instrument on behalf of the Fund. The certificate may be accepted and conclusively relied upon by State Street and shall be considered to be in full force and effect until receipt by State Street of a similar certificate to the contrary and State Street has had a reasonable time to act thereon.

SECTION 9.3. UNTIMELY PROPER INSTRUCTIONS. If State Street is not provided with reasonable time to execute a Proper Instruction (including any Proper Instruction not to execute, or any other modification to, a prior Proper Instruction), State Street will use good faith efforts to execute the Proper Instruction but will not be responsible or liable if State Street’s efforts are not successful (including any inability to change any actions that State Street had taken pursuant to the prior Proper Instruction). The inclusion of a statement of purpose or intent (or any similar notation) in a Proper Instruction shall not impose any additional obligations on State Street or condition or qualify its authority to effect the Proper Instruction. State Street will not assume a duty to ensure that the stated purpose or intent is fulfilled and will have no responsibility or liability when it follows the Proper Instruction without regard to such purpose or intent.

SECTION 10. ACTIONS PERMITTED WITHOUT EXPRESS AUTHORITY.

State Street may in its discretion, without express authority from the Custodian on behalf of each Portfolio:

1)

Make payments to itself or others for minor expenses of handling securities or other financial assets relating to its duties under this Agreement; provided that all such payments shall be accounted for to the Custodian on behalf of the Fund;

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2)	Surrender securities or other financial assets in temporary form for securities or other financial assets in definitive form;

3)	Endorse for collection, in the name of the Fund, checks, drafts and other negotiable instruments; and

4)

In general, attend to all non-discretionary details in connection with the sale, exchange, substitution, purchase, transfer and other dealings with the securities and other financial assets of the Fund except as otherwise directed by the applicable Board.

SECTION 11. DUTIES OF STATE STREET WITH RESPECT TO THE BOOKS OF ACCOUNT AND CALCULATION OF NET ASSET VALUE AND NET INCOME.

State Street shall cooperate with and supply necessary information to any organization appointed by the Board of a Portfolio of the Fund to keep the books of account of the Fund and compute the net asset value per Portfolio Interest of the outstanding Portfolio Interests or, if directed in writing to do so by the Custodian on behalf of the Fund, shall itself keep such books of account and compute such net asset value per Portfolio Interest. If and as so directed, State Street shall also calculate daily the net income of the Portfolio as described in the Fund’s currently effective prospectus (“Prospectus”) and shall advise the Custodian and the Transfer Agent daily of the total amounts of such net income and, if instructed in writing by the Custodian to do so, shall advise the Transfer Agent periodically of the division of such net income among its various components. The Custodian acknowledges and agrees that, with respect to investments maintained with the Underlying Transfer Agent, the Underlying Transfer Agent is the sole source of information on the number of Portfolio Interests held by it on behalf of a Portfolio and that State Street has the right to rely on holdings information furnished by the Underlying Transfer Agent to State Street in performing its duties under this Agreement, including without limitation, the duties set forth in this Section 11 and in Section 12; provided, however, that State Street shall be obligated to reconcile information as to purchases and sales of Underlying Shares contained in trade instructions and confirmations received by State Street and to report promptly any discrepancies to the Underlying Transfer Agent. If and as so directed, the calculations of the net asset value per Portfolio Interest and the daily income of each Portfolio shall be made at the time or times described from time to time in the Prospectus.

SECTION 12. RECORDS.

State Street shall with respect to each Portfolio create and maintain all records relating to its activities and obligations under this Agreement in such manner as will meet the obligations of the Fund under the 1940 Act, with particular attention to Section 31 thereof and Rules 31a-1 and 31a-2 thereunder. All such records shall be the property of the Fund and shall at all times during the regular business hours of State Street be open for inspection by duly authorized officers, employees or agents of the Fund and employees and agents of the SEC. State Street shall, at the Custodian’s request, supply the Custodian with a tabulation of securities owned by the Fund and held by State Street and shall, when requested to do so by the Custodian and for such compensation as shall be agreed upon between the Custodian and State Street, include certificate numbers in such tabulations. In the event that State Street is requested or authorized by the Custodian, or

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required by subpoena, administrative order, court order or other legal process, applicable law or regulation, or required in connection with any investigation, examination or inspection of the Fund by state or federal regulatory agencies, to produce the records of the Fund or State Street’s personnel as witnesses, the Custodian agrees to pay State Street for State Street’s time and expenses, as well as the fees and expenses of State Street’s counsel, incurred in responding to such request, order or requirement.

SECTION 13. FUND’S INDEPENDENT ACCOUNTANTS; REPORTS.

SECTION 13.1. OPINIONS. State Street shall take all reasonable action, as the Custodian may from time to time request, to obtain from year to year favorable opinions from the Fund’s independent accountants with respect to its activities hereunder in connection with the preparation of the Fund’s Form N-1A or Form N-2, as applicable, and Form N-SAR or other annual reports to the SEC and with respect to any other requirements thereof.

SECTION 13.2. REPORTS. Upon reasonable request of the Custodian, State Street shall provide the Custodian with a copy of State Street’s Service Organizational Control (SOC) 1 reports prepared in accordance with the requirements of AT section 801, Reporting on Controls at a Service Organization (formerly Statement on Standards for Attestation Engagements (SSAE) No. 16). State Street shall use commercially reasonable efforts to provide the Custodian with such reports as the Custodian may reasonably request or otherwise reasonably require to fulfill its duties under Rule 38a-1 of the 1940 Act or similar legal and regulatory requirements.

SECTION 14. STATE STREET’S STANDARD OF CARE: EXCULPATION.

SECTION 14.1. STANDARD OF CARE. In carrying out the provisions of this Agreement, State Street shall act in good faith and without negligence and shall be held to the exercise of reasonable care.

SECTION 14.2. RELIANCE ON PROPER INSTRUCTIONS. State Street shall be entitled conclusively to rely and act upon Proper Instructions until State Street has received notice of any change from the Custodian and has had a reasonable time to act thereon. State Street may act on a Proper Instruction if it reasonably believes that it contains sufficient information and may refrain from acting on any Proper Instructions until such time that it has determined, in its sole discretion, that is has received any required clarification or authentication of Proper Instructions. State Street may rely upon and shall be protected in acting upon any Proper Instruction or any other instruction, notice, request, consent, certificate or other instrument or paper believed by it in good faith to be genuine and to have been properly executed by or on behalf of the Custodian.

SECTION 14.3. OTHER RELIANCE. State Street is authorized and instructed to rely upon the information that State Street receives from the Custodian or any third party on behalf of the Fund. State Street shall have no responsibility to review, confirm or otherwise assume any duty with respect to the accuracy or completeness of any information supplied to it by or on behalf of any Fund. State Street shall have no liability in respect of any loss, cost or expense incurred or sustained by the Custodian arising from the performance of State Street’s duties hereunder in reliance upon records that were maintained for the Custodian by any individual or organization, other than State Street, prior to State Street’s appointment as custodian hereunder. State Street

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shall be entitled to rely on and may act upon advice of counsel (who may be counsel for the Custodian) on all matters and shall be without liability for any action reasonably taken or omitted pursuant to the advice.

SECTION 14.4. LIABILITY FOR FOREIGN CUSTODIANS. State Street shall be liable for the acts or omissions of an Eligible Foreign Custodian to the same extent as if the action or omission were performed by State Street itself, taking into account the facts and circumstances and the established local market practices and laws prevailing in the particular jurisdiction in which the Custodian elects to invest.

SECTION 14.5. INSOLVENCY AND COUNTRY RISK. State Street will have no liability for losses, costs or expenses resulting from the insolvency or other financial default of an Eligible Foreign Custodian that is not an affiliate of State Street, except to the extent that such losses, costs or expenses are caused by the failure of State Street to exercise reasonable care, prudence and diligence in selecting and monitoring the Eligible Foreign Custodian. State Street will have no liability for any loss, cost or expense incurred or sustained by the Custodian or the Fund resulting from or caused by Country Risk.

SECTION 14.6. FORCE MAJEURE AND THIRD PARTY ACTIONS. State Street shall be without responsibility or liability to the Custodian or Fund for: (a) events or circumstances beyond the reasonable control of State Street, including, without limitation, the interruption, suspension or restriction of trading on or the closure of any currency or securities market or system, power or other mechanical or technological failures or interruptions, computer viruses or communications disruptions, work stoppages, natural disasters, acts of war, revolution, riots or terrorism or other similar force majeure events or acts; (b) errors by the Custodian, the Fund, its Investment Advisor or any other duly authorized person in their instructions to State Street; (c) the insolvency of or acts or omissions by a U.S. Securities System, Foreign Securities System, Underlying Transfer Agent or domestic sub-custodian designated pursuant to Section 2.2; (d) the failure of the Custodian, the Fund, its Investment Advisor, any Portfolio or any duly authorized individual or organization to adhere to State Street’s operational policies and procedures; (e) any delay or failure of any broker, agent, securities intermediary or other intermediary, central bank or other commercially prevalent payment or clearing system to deliver to State Street’s sub-custodian or agent securities or other financial assets purchased or in the remittance or payment made in connection with securities or other financial assets sold; (f) any delay or failure of any organization in charge of registering or transferring securities or other financial assets in the name of State Street, the Custodian, the Fund, any Portfolio, State Street’s sub-custodians, nominees or agents including non-receipt of bonus, dividends and rights and other accretions or benefits; (g) delays or inability to perform its duties due to any disorder in market infrastructure with respect to any particular security, other financial asset, U.S. Securities System or Foreign Securities System; and (h) the effect of any provision of any law or regulation or order of the United States of America, or any state thereof, or any other country, or political subdivision thereof or of any court of competent jurisdiction.

SECTION 14.7. INDIRECT/SPECIAL/CONSEQUENTIAL DAMAGES. Notwithstanding any other provision set forth herein, in no event shall State Street be liable for any special, indirect, incidental, punitive or consequential damages of any kind whatsoever (including, without

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limitation, lost profits) with respect to the services provided pursuant to this Agreement, regardless of whether either party has been advised of the possibility of such damages.

SECTION 14.8. DELIVERY OF PROPERTY. State Street shall not be responsible for any securities or other assets of a Portfolio which are not received by State Street or which are delivered out in accordance with Proper Instructions. State Street shall not be responsible for the title, validity or genuineness of any securities or other assets or evidence of title thereto received by it or delivered by it pursuant to this Agreement.

SECTION 14.9. NO INVESTMENT ADVICE. State Street has no responsibility to monitor or oversee the investment activity undertaken by the Custodian, the Fund or its Investment Advisor or by an Portfolio. State Street has no duty to ensure or to inquire whether an Investment Advisor complies with any investment objectives or restrictions agreed upon between the Fund and the Investment Advisor or whether the Investment Advisor complies with its legal obligations under applicable securities laws or other laws, including laws intended to protect the interests of investors. State Street shall neither assess nor take any responsibility or liability for the suitability or appropriateness of the investments made by the Custodian, the Fund or a Portfolio or on its behalf.

SECTION 14.10. COMMUNICATIONS. State Street shall not be liable for any untimely exercise of any tender, exchange or other right or power in connection with securities or other financial assets of a Portfolio at any time held by State Street unless (a) State Street or the Eligible Foreign Custodian is in actual possession of such securities or other financial assets, (b) State Street receives Proper Instructions with regard to the exercise of the right or power, and (c) both of the conditions referred to in the foregoing clauses (a) and (b) have been satisfied at least three business days prior to the date on which State Street is to take action to exercise the right or power.

SECTION 14.11. LOANED SECURITIES. Income due to the Fund on securities or other financial assets loaned shall be the responsibility of the Custodian. State Street will have no duty or responsibility in connection with loaned securities or other financial assets, other than to provide the Custodian with such information or data as may be necessary to assist the Custodian in arranging for the timely delivery to State Street of the income to which the Fund is entitled.

SECTION 14.12. TRADE COUNTERPARTIES. The Custodian’s receipt of securities or other financial assets from a counterparty in connection with any of its purchase transactions and its receipt of cash from a counterparty in connection with any sale or redemption of securities or other financial assets will be at the Custodian’s sole risk, and State Street shall not be obligated to make demands on the Custodian’s behalf if the Custodian’s counterparty defaults. If the Custodian’s counterparty fails to deliver securities, other financial assets or cash, State Street will, as its sole responsibility, notify the Custodian’s Investment Advisor of the failure within a reasonable time after State Street became aware of the failure.

SECTION 15. COMPENSATION AND INDEMNIFICATION OF STATE STREET; SECURITY INTEREST.

SECTION 15.1. COMPENSATION. State Street shall be entitled to reasonable compensation for its services and expenses as agreed upon from time to time between the Custodian on behalf of the Fund and State Street.

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SECTION 15.2. INDEMNIFICATION. The Custodian and the Fund agree to indemnify State Street and to hold State Street harmless from and against any loss, cost or expense sustained or incurred by State Street in acting or omitting to act under or in respect of this Agreement in good faith and without negligence, including, without limitation, (a) State Street’s compliance with Proper Instructions and (b) in connection with the provision of services to the Custodian and the Fund pursuant to Section 7, any obligations, including taxes, withholding and reporting requirements, claims for exemption and refund, additions for late payment, interest, penalties and other expenses, that may be assessed against the Custodian, the Fund or State Street as Sub-Custodian of the assets of the Fund or the Portfolio. If the Custodian on behalf of the Fund instructs State Street to take any action with respect to securities or other financial assets, and the action involves the payment of money or may, in the opinion of State Street, result in State Street or its nominee assigned to the Fund or the Portfolio being liable therefor, the Custodian on behalf of the Fund, as a prerequisite to State Street taking the action, shall provide to State Street at State Street’s request such further indemnification in an amount and form satisfactory to State Street.

SECTION 15.3. SECURITY INTEREST. The Custodian hereby grants to State Street, to secure the payment and performance of the Custodian’s obligations under this Agreement, whether contingent or otherwise, a security interest in and right of recoupment and setoff against all cash and all securities and other financial assets at any time held for the account of a Portfolio by or through State Street. The obligations include, without limitation, the Custodian’s obligations to reimburse State Street if State Street or any of its affiliates, subsidiaries or agents advances cash or securities or other financial assets to the Custodian for any purpose (including but not limited to settlements of securities or other financial assets, foreign exchange contracts and assumed settlement), or in the event that State Street or its nominee shall incur or be assessed any taxes, charges, expenses, assessments, claims or liabilities in connection with the performance of this Agreement, except such as may arise from its or its nominee’s own negligence, as well as the Custodian’s obligation to compensate State Street pursuant to Section 15.1 or indemnify State Street pursuant to Section 15.2. Should the Custodian fail to reimburse or otherwise pay State Street any obligation under this Agreement promptly, State Street shall have the rights and remedies of a secured party under this Agreement, the UCC and other applicable law, including the right to utilize available cash and to sell or otherwise dispose of the Portfolio’s assets to the extent necessary to obtain payment or reimbursement. State Street may at any time decline to follow Proper Instructions to deliver out cash, securities or other financial assets if State Street determines in its reasonable discretion that, after giving effect to the Proper Instructions, the cash, securities or other financial assets remaining will not have sufficient value fully to secure the Custodian’s payment or reimbursement obligations, whether contingent or otherwise.

SECTION 16. EFFECTIVE PERIOD AND TERMINATION.

SECTION 16.1. TERM. This Agreement shall remain in full force and effect for an initial term ending three (3) years from the effective date (the “Initial Term”). After the expiration of the Initial Term, this Agreement shall automatically renew for successive one (1) year terms unless a written notice of non-renewal is delivered by the non-renewing party no later than ninety (90) days prior to the expiration of the initial term or any renewal term, as the case may be. A written notice of non-renewal may be given as to a Fund or a Portfolio.

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SECTION 16.2. TERMINATION. Either party may terminate this Agreement as to a Fund or a Portfolio: (a) in the event of the other party’s material breach of a material provision of this Agreement that the other party has either failed to cure, or failed to establish a remedial plan to cure that is reasonably acceptable to the non-breaching party, within 60 days’ written notice being given by the non-breaching party of the breach, or (b) in the event of the appointment of a conservator or receiver for the other party, the commencement by or against the other party of a bankruptcy or insolvency case or proceeding, or upon the happening of a like event to the other party at the direction of an appropriate agency or court of competent jurisdiction.

SECTION 16.3. PAYMENTS OWING TO STATE STREET. Upon termination of this Agreement pursuant to Section 16.1 or 16.2 with respect to any Fund or Portfolio, the Custodian shall pay to State Street any compensation then due and shall reimburse State Street for its other fees, expenses and charges. In the event of: (a) the Custodian’s termination of this Agreement with respect to a Fund or a Portfolio of the Fund for any reason other than as set forth in Section 16.1 or 16.2 or (b) a transaction not in the ordinary course of business pursuant to which State Street is not retained to continue providing services hereunder to a Fund or Portfolio (or its respective successor), the Custodian shall pay to State Street any compensation due through the end of the then-current term (based upon the average monthly compensation previously earned by State Street with respect to the Fund or Portfolio) and shall reimburse State Street for its other fees, expenses and charges. Upon receipt of such payment and reimbursement, State Street will deliver the Custodian’s or Portfolio’s cash and its securities and other financial assets as set forth in Section 17.

SECTION 16.4. EXCLUSIONS. No payment will be required pursuant to clause (b) of Section 16.3 in the event of any transaction consisting of (a) the liquidation or dissolution of a Fund or a Portfolio and distribution of the Fund’s or Portfolio’s assets as a result of the Board’s determination in its reasonable business judgment that the Fund or Portfolio is no longer viable, (b) a merger of a Fund or Portfolio into, or the consolidation of a Fund or Portfolio with, another organization or series, or (c) the sale by a Fund or Portfolio of all or substantially all of its assets to another organization or series and, in the case of a transaction referred to in the foregoing clause (b) or (c) State Street is retained to continue providing services to the Fund or Portfolio (or its respective successor) on substantially the same terms as this Agreement.

SECTION 16.5. EFFECT OF TERMINATION. Termination of this Agreement with respect to any one particular Fund or Portfolio shall in no way affect the rights and duties under this Agreement with respect to any other Fund or Portfolio. Following termination with respect to a Fund or Portfolio, State Street shall have no further responsibility to forward information under Section 3.8 or 5.8. The provisions of Sections 7, 14, 15 and 17 of this Agreement shall survive termination of this Agreement.

SECTION 17. SUCCESSOR SUB-CUSTODIAN.

SECTION 17.1. SUCCESSOR APPOINTED. If a successor sub-custodian shall be appointed for a Portfolio by its Board, State Street shall, upon termination of this Agreement and receipt of Proper Instructions, deliver to the successor sub-custodian at the office of State Street, duly endorsed and in the form for transfer, all cash and all securities and other financial assets of the Fund then held by State Street hereunder and shall transfer to an account of the successor sub-

Information Classification: Limited Access

custodian all of the securities and other financial assets of the Fund held in a U.S. Securities System or Foreign Securities System or at the Underlying Transfer Agent.

SECTION 17.2. NO SUCCESSOR APPOINTED. If no such successor sub-custodian shall be appointed, State Street shall, in like manner, upon receipt of Proper Instructions, deliver at the office of State Street and transfer the cash and the securities and other financial assets of the Fund in accordance with the Proper Instructions.

SECTION 17.3. NO SUCCESSOR APPOINTED AND NO PROPERTY INSTRUCTIONS. If no successor sub-custodian has been appointed and no Proper Instructions have been delivered to State Street on or before the termination of this Agreement, then State Street shall have the right to deliver to a bank or trust company, which is a “bank” as defined in the 1940 Act, doing business in Boston, Massachusetts, or New York, New York, of its own selection, all cash and all securities and other financial assets of the Fund then held by State Street hereunder, and to transfer to an account of the bank or trust company all of the securities and other financial assets of the Fund held in any U.S. Securities System or Foreign Securities System or at the Underlying Transfer Agent. The transfer will be on such terms as are contained in this Agreement or as State Street may otherwise reasonably negotiate with the bank or trust company. Any compensation payable to the bank or trust company, and any cost or expense incurred by State Street, in connection with the transfer shall be for the account of the Fund.

SECTION 17.4. REMAINING PROPERTY. If any cash or any securities or other financial assets of the Fund held by State Street hereunder remain held by State Street after the termination of this Agreement owing to the failure of the Custodian to provide Proper Instructions, State Street shall be entitled to fair compensation for its services during such period as State Street holds the cash or the securities or other financial assets (the existing agreed-to compensation at the time of termation shall be one indicator of what is considered fair compensation). The provisions of this Agreement relating to the duties, exculpation and indemnification of State Street shall apply in favor of State Street during such period.

SECTION 17.5. RESERVES. Notwithstanding the foregoing provisions of this Section 17, State Street may retain cash or securities or other financial assets of the Fund or Portfolio as a reserve reasonably established by State Street to secure the payment or performance of any obligations of the Custodian secured by a security interest or right of recoupment or setoff in favor of State Street.

SECTION 18. REMOTE ACCESS SERVICES ADDENDUM. State Street and the Custodian agree to be bound by the terms of the Remote Access Services Addendum hereto.

SECTION 19. LOAN SERVICES ADDENDUM. If the Custodian directs State Street in writing to perform loan services, State Street and the Custodian will be bound by the terms of the Loan Services Addendum attached hereto. The Custodian shall reimburse State Street for its fees and expenses related thereto as agreed upon from time to time in writing by the Custodian and State Street.

Information Classification: Limited Access

SECTION 20. GENERAL.

SECTION 20.1. GOVERNING LAW. Any and all matters in dispute between the parties hereto, whether arising from or relating to this Agreement, shall be governed by and construed in accordance with laws of the Commonwealth of Massachusetts, without giving effect to any conflict of laws rules. Likewise, the law applicable to all issues in Article 2(1) of the Hague Convention on the Law Applicable to Certain Rights in respect of Securities Held with an Intermediary is the law in force in the Commonwealth of Massachusetts.

SECTION 20.2. [RESERVED]

SECTION 20.3. PRIOR AGREEMENTS; AMENDMENTS. This Agreement supersedes all prior agreements between the Custodian on behalf of the Fund and it’s Portfolios and State Street relating to the custody of the Fund’s assets. This Agreement may be amended at any time in writing by mutual agreement of the parties hereto.

SECTION 20.4. ASSIGNMENT; DELEGATION. This Agreement may not be assigned by (a) the Custodian without the written consent of State Street or (b) State Street without the written consent of the Custodian, except that State Street may assign this Agreement to a successor of all or a substantial portion of its business, or to an affiliate of State Street.

State Street shall have the right, without the consent or approval of the Custodian or the Fund, to employ agents, subcontractors, consultants and other third parties, whether affiliated or unaffiliated, to provide or assist it in the provision of any part of the services provided pursuant to this Agreement other than services required by applicable law to be performed by an Eligible Foreign Custodian, U.S. Securities System or Foreign Securities System (each, a “Delegate” and collectively, the “Delegates”) without the consent or approval of the Custodian or the Fund. State Street shall be responsible for the services delivered by, and the acts and omissions of, any such Delegate as if State Street had provided such services and committed such acts and omissions itself. Unless otherwise agreed in a written fee schedule, State Street shall be responsible for the compensation of its Delegates. Notwithstanding the foregoing, in no event shall the term Delegate include sub-custodians, Eligible Foreign Custodians, U.S. Securities Systems and Foreign Securities Systems, and State Street shall have no liability for their acts or omissions except as otherwise expressly provided elsewhere in this Agreement. State Street will provide the Custodian with information regarding its global operating model for the delivery of the services provided hereunder on a quarterly or other periodic basis, which information shall include the identities of Delegates affiliated with State Street that perform or may perform parts of the services (excluding services performed by Eligible Foreign Custodians, U.S. Securities Systems and Foreign Securities Systems), and the locations from which such Delegates perform services, as well as such other information about its Delegates as the Custodian may reasonably request from time to time. Nothing in this paragraph shall limit or restrict State Street’s right to use affiliates or third parties to perform or discharge, or assist it in the performance or discharge, of any obligations or duties under this Agreement other than the provision of the services.

SECTION 20.5. INTERPRETIVE AND ADDITIONAL PROVISIONS. In connection with the operation of this Agreement, State Street and the Custodian on behalf of the Fund, may from time to time agree on such provisions interpretive of or in addition to the provisions of this Agreement

Information Classification: Limited Access

as may in their joint opinion be consistent with the general tenor of this Agreement. Any such interpretive or additional provisions shall be in a writing signed by all parties, provided that no such interpretive or additional provisions shall contravene any applicable laws or regulations or any provision of a Fund’s organic record and Prospectus. No interpretive or additional provisions made as provided in the preceding sentence shall be an amendment of this Agreement.

SECTION 20.6. RESERVED.

SECTION 20.7. REPRESENTATIONS AND WARRANTIES.

20.7.1 CUSTODIAN REPRESENTATIONS AND WARRANTIES. The Custodian hereby represents and warrants that (a) it is duly organized and validly existing in good standing in its jurisdiction of organization; (b) it has the requisite power and authority under applicable law and its organic record to enter into and perform this Agreement; (c) all requisite proceedings have been taken to authorize it to enter into and perform this Agreement on behalf of the Fund; (d) no legal or administrative proceedings have been instituted or threatened which would materially impair the Custodian’s ability to perform its duties and obligations under this Agreement; and (e) its entering into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Custodian or any law or regulation applicable to it.

20.7.2 STATE STREET REPRESENTATIONS AND WARRANTIES. State Street hereby represents and warrants that (a) it is a trust company, duly organized and validly existing under the laws of the Commonwealth of Massachusetts; (b) it has the requisite power and authority to carry on its business in the Commonwealth of Massachusetts; (c) all requisite proceedings have been taken to authorize it to enter into and perform this Agreement; (d) no legal or administrative proceedings have been instituted or threatened which would materially impair State Street’s ability to perform its duties and obligations under this Agreement; and (e) its entering into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of State Street or any law or regulation applicable to it.

SECTION 20.8. NOTICES. Any notice, instruction or other communication required to be given hereunder will, unless otherwise provided in this Agreement, be in writing and may be sent by hand, or by facsimile transmission, or overnight delivery by any recognized delivery service, to the parties at the following addresses or such other addresses as may be notified by any party from time to time.

To Custodian:

SHORT TERM INVESTMENT FUND FOR PUERTO RICO RESIDENTS, INC.

c/o UBS PUERTO RICO TRUST COMPANY

American International Plaza

250 Munoz Rivera Avenue, 10th Floor

Hato Rey, Puerto Rico 00918

Attn: Claudio Ballester

To State Street:	STATE STREET BANK AND TRUST COMPANY One Iron Street Boston, MA 02210

Information Classification: Limited Access

Attention: Senior Vice President, UBS Client Operations Telephone: 617-662-3685
with a copy to:	STATE STREET BANK AND TRUST COMPANY Legal Division — Global Services Americas One Lincoln Street Boston, MA 02111 Attention: Senior Vice President and Senior Managing Counsel

SECTION 20.9. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same Agreement. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received in electronically transmitted form.

SECTION 20.10. SEVERABILITY; NO WAIVER. If any provision of this Agreement shall be held to be invalid, unlawful or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired. The failure of a party hereto to insist upon strict adherence to any term of this Agreement on any occasion or the failure of a party hereto to exercise or any delay in exercising any right or remedy under this Agreement shall not constitute a waiver of any the term, right or remedy or a waiver of any other rights or remedies, and no single or partial exercise of any right or remedy under this Agreement shall prevent any further exercise of the right or remedy or the exercise of any other right or remedy.

SECTION 20.11. CONFIDENTIALITY. All information provided under this Agreement by a party (the “Disclosing Party”) to the other party (the “Receiving Party”) regarding the Disclosing Party’s business and operations shall be treated as confidential. Subject to Section 20.12 below, all confidential information provided under this Agreement by Disclosing Party shall be used, including disclosure to third parties, by the Receiving Party, or its agents or service providers, solely for the purpose of performing or receiving the services and discharging the Receiving Party’s other obligations under the Agreement or managing the business of the Receiving Party and its affiliates, including financial and operational management and reporting, risk management, legal and regulatory compliance and client service management. The foregoing shall not be applicable to any information (a) that is publicly available when provided or thereafter becomes publicly available, other than through a breach of this Agreement, (b) that is independently derived by the Receiving Party without the use of any information provided by the Disclosing Party in connection with this Agreement, (c) that is disclosed to comply with any legal or regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar process, (d) that is disclosed as required by operation of law or regulation or as required to comply with the requirements of any market infrastructure that the Disclosing Party or its agents direct State Street or its affiliates to employ (or which is required in connection with the holding or settlement of instruments included in the assets subject to this Agreement), or (e) where the party seeking to disclose has received the prior written consent of the party providing the information, which consent shall not be unreasonably withheld.

Information Classification: Limited Access

SECTION 20.12. USE OF DATA.

(a) In connection with the provision of the services and the discharge of its other obligations under this Agreement, State Street (which term for purposes of this Section 20.12 includes each of its parent company, branches and affiliates (“Affiliates”)) may collect and store information regarding a Fund and share such information with its Affiliates, agents and service providers in order and to the extent reasonably necessary (i) to carry out the provision of services contemplated under this Agreement and other agreements between the Custodin and/or the Fund and State Street or any of its Affiliates and (ii) to carry out management of its businesses, including, but not limited to, financial and operational management and reporting, risk management, legal and regulatory compliance and client service management.

(b) Subject to paragraph (d) below, State Street and/or its Affiliates may use any Confidential Information of the Fund (“Data”) obtained by such entities in the performance of their services under this Agreement or any other agreement between the Custodian and/or the Fund and State Street or one of its Affiliates, including Data regarding transactions and portfolio holdings relating to the Fund to develop, publish or otherwise distribute to third parties certain investor behavior “indicators” or “indices” that represent broad trends in the flow of investment funds into various markets, sectors or investment instruments (collectively, the “Indicators”), but only so long as (i) the Data is combined or aggregated with (A) information of other customers of State Street and/or (B) information derived from other sources, in each case such that the Indicators do not allow for attribution or identification of such Data with the Fund, (ii) the Data represents less than a statistically meaningful portion of all of the data used to create the Indicators and (iii) State Street publishes or otherwise distributes to third parties only the Indicators and under no circumstance publishes, makes available, distributes or otherwise discloses any of the Data to any third party, whether aggregated, anonymized or otherwise, except as expressly permitted under this Agreement.

(c) The Custodian acknowledges that State Street may seek to realize economic benefit from the publication or distribution of the Indicators.

(d) Except as expressly contemplated by this Agreement, nothing in this Section 20.12 shall limit the confidentiality and data-protection obligations of State Street and its Affiliates under this Agreement and applicable law. State Street shall cause any Affiliate, agent or service provider to which it has disclosed Data pursuant to this Section 20.12 to comply at all times with confidentiality and data-protection obligations as if it were a party to this Agreement.

SECTION 20.13. DATA PRIVACY. State Street will implement and maintain a written information security program that contains appropriate security measures to safeguard the personal information of the Custodian and the Funds’ shareholders, employees, directors and officers that State Street receives, stores, maintains, processes or otherwise accesses in connection with the provision of services hereunder. The term, “personal information”, as used in this Section, means (a) an individual’s name (first initial and last name or first name and last name), address or telephone number plus (i) Social Security number, (ii) driver’s license number, (iii) state identification card number, (iv) debit or credit card number, (v) financial account number or (vi) personal identification number or password that would permit access to a person’s account, or (b) any combination of any of the foregoing that would allow a person to log onto or access an

Information Classification: Limited Access

individual’s account. The term does not include information that is lawfully obtained from publicly available information, or from federal, state or local government records lawfully made available to the general public.

SECTION 20.14. REPRODUCTION OF DOCUMENTS. This Agreement and all schedules, addenda, exhibits, appendices, attachments and amendments hereto may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. Any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

SECTION 20.15. REGULATION GG. The Custodian, on behalf of the Fund, represents and warrants that it does not engage in an “Internet gambling business,” as such term is defined in Section 233.2(r) of Federal Reserve Regulation GG (12 CFR 233) and covenants that it shall not engage in an Internet gambling business. In accordance with Regulation GG, the Fund is hereby notified that “restricted transactions,” as such term is defined in Section 233.2(y) of Regulation GG, are prohibited in any dealings with State Street pursuant to this Agreement or otherwise between or among any party hereto.

SECTION 20.16. QUALIFIED FINANCIAL CONTRACTS ADDENDUM. In the event that a Fund or Portfolio is or becomes a party to this Agreement, and such Fund or Portfolio is domiciled and organized outside of the United States, such Fund or Portfolio and State Street hereby agree to be bound by the terms of the QFC Addendum (the “QFC Addendum”) attached hereto.

SECTION 20.17. SHAREHOLDER COMMUNICATIONS ELECTION. SEC Rule 14b-2 requires banks that hold securities, as that term is used in federal securities laws, for the account of customers to respond to requests by issuers of securities for the names, addresses and holdings of beneficial owners of securities of that issuer held by the bank unless the beneficial owner has expressly objected to disclosure of this information. In order to comply with the rule, as may be applicable, State Street needs the Custodian on behalf of the Fund to indicate whether it authorizes State Street to provide such Fund’s name, address, and share position to requesting companies whose securities the Fund owns. If the Custodian tells State Street “no,” State Street will not provide this information to requesting companies. If the Custodian tells State Street “yes” or does not check either “yes” or “no” below, State Street is required by the rule, as applicable, to treat the Fund as consenting to disclosure of this information for all securities owned by the Fund or any funds or accounts established by the Fund. For a Fund’s protection, the Rule, as applicable, prohibits the requesting company from using the Fund’s name and address for any purpose other than corporate communications. Please indicate below whether the Custodian on behalf of the Fund consents or objects by checking one of the alternatives below.

YES ☐     State Street is authorized to release the Fund’s name, address, and share positions.

NO ☒       State Street is not authorized to release the Fund’s name, address, and share positions.

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Information Classification: Limited Access

SIGNATURE PAGE

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed in its name and behalf by its duly authorized representative under seal as of the date first above-written.

UBS TRUST COMPANY OF PUERTO RICO,

AS CUSTODIAN TO THE SHORT TERM INVESTMENT FUND FOR PUERTO RICO RESIDENTS, INC.

By:	/s/ Hector R. Suero
Name: Hector R. Suero
Title: Managing Director

By:	/s/ Claudio Ballester
Name: Claudio Ballester
Title: Executive Director

STATE STREET BANK AND TRUST COMPANY, AS SUB-CUSTODIAN

By:	/s/ Suzanne M. Hinkley
Name: Suzanne M. Hinckley
Title: Senior Vice President

QFC ADDENDUM

State Street and its parent company are subject to certain U.S. banking regulations that are part of the “too big to fail” regulatory regimes. Among other things, these regulations impose mandatory requirements on the contents of certain types of “qualified financial contracts or “QFCs”, (including custody or depositary contracts pursuant to which services may result in short-term extensions of credit or overdrafts) In particular, pursuant to these regulations, State Street is required to amend such contracts to expressly recognize the “stay-and-transfer” powers of the U.S. banking regulators that will apply under the U.S. Special Resolution Regimes. These powers become effective upon the occurrence of certain resolution-related trigger events, as if the contract and all contractual parties were subject to such U.S. Special Resolution Regimes.

1. Opt-In to U.S. Special Resolution Regime. Notwithstanding anything to the contrary in this Agreement or any other agreement, the parties hereto expressly acknowledge and agree that:

(a) In the event State Street or an Affiliate of State Street becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer or assignment of this Agreement (and any interest and obligation in or under, and any property securing, this Agreement) by State Street will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement (and any interest and obligation in or under, and any property securing, this Agreement) were governed by the laws of the United States or a state of the United States; and

(b) In the event State Street or an Affiliate of State Street becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights with respect to this Agreement that may be exercised against State Street are permitted to be exercised to no greater extent than the Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement (and any interest and obligation in or under, and any property securing, this Agreement) were governed by the laws of the United States or a state of the United States.

2. Adherence to the ISDA Protocol. At such times as State Street and any Fund or Portfolio party to this Agreement have adhered to the ISDA Protocol and this Agreement is or is deemed modified or amended by the ISDA Protocol, with respect to such adhering parties the terms of the ISDA Protocol will supersede the terms of this QFC Addendum as included as part of this Agreement, and in the event of any inconsistency between this QFC Addendum and the ISDA Protocol, the ISDA Protocol will prevail.

3. Definitions. As used in this QFC Addendum:

“Affiliate” has the meaning given in section 2(k) of the Bank Holding Company Act (12 U. S.C. §1841(k)) and section 225.2(a) of the Federal Reserve Board’s Regulation Y (12 CFR § 225.2(a)).

“Default Right” means any:

(i) Right of a party, whether contractual or otherwise (including, without limitation, rights incorporated by reference to any other contract, agreement, or document, and rights afforded by statute, civil code, regulation, and common law), to liquidate, terminate, cancel, rescind, or accelerate such agreement or transactions thereunder, set off or net amounts owing in respect thereto (except rights related to same-day payment netting), exercise remedies in respect of collateral or other credit support or property related thereto (including the purchase and sale of property), demand payment or delivery thereunder or in respect thereof (other than a right or operation of a contractual provision arising solely from a change in the value of collateral or margin or a change in the amount of an economic exposure), suspend, delay, or defer payment or performance thereunder, or modify the obligations of a party thereunder, or any similar rights; and

(ii) Right or contractual provision that alters the amount of collateral or margin that must be provided with respect to an exposure thereunder, including by altering any initial amount, threshold amount, variation margin, minimum transfer amount, the margin value of collateral, or any similar amount, that entitles a party to demand the return of any collateral or margin transferred by it to the other party or a custodian or that modifies a transferee’s right to reuse collateral or margin (if such right previously existed), or any similar rights, in each case, other than a right or operation of a contractual provision arising solely from a change in the value of collateral or margin or a change in the amount of an economic exposure.

“ISDA” refers to the International Swaps and Derivatives Association, Inc.

“ISDA Protocol” means the ISDA 2018 U.S. Resolution Stay Protocol as published by ISDA as of July 31, 2018.

“QFC Stay Rules” means the regulations codified at 12 C.F.R. §§ 252.81–88, 12 C.F.R. §§ 382.1–7 and 12 C.F.R. §§ 47.1–8, as applicable.

“U.S. Special Resolution Regime” means the Federal Deposit Insurance Act (12 U.S.C. § 1811-1835a) and regulations promulgated thereunder and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (12 U.S.C. § 5381-5394) and regulations promulgated thereunder.

4. Effectiveness.

Notwithstanding anything in this QFC Addendum, in the event of a final and binding enactment, ruling, directive or interpretation in respect of the QFC Stay Rules by the competent U.S. governmental, judicial or regulatory authorities (the “U.S. Regulatory Ruling”), the legal effect of which is that the Agreement is not required to incorporate some or all of the terms of this QFC Addendum, then, to the extent that the terms of this QFC Addendum are not required to be incorporated into the Agreement by such U.S. Regulatory Ruling, the terms of this QFC Addendum shall be of no force or effect, with effect from the date that the U.S. Regulatory Ruling takes effect with respect to this Agreement.

REMOTE ACCESS SERVICES ADDENDUM

TO AMENDED AND RESTATED SUB-CUSTODIAN AGREEMENT

ADDENDUM to that certain Amended and Restated Sub-Custodian Agreement (the “Custodian Agreement” for purposes of this Addendum) by and between UBS Trust Company of Puerto Rico (the “Customer”), on behalf of the Fund specific therein, and State Street Bank and Trust Company, including its subsidiaries and affiliates (“State Street”).

State Street has developed and/or utilizes proprietary or third-party accounting and other systems in conjunction with the services that State Street provides to the Customer. In this regard, State Street maintains certain information in databases under its ownership and/or control that it makes available to its customers (the “Remote Access Services”).

The Services

State Street agrees to provide the Customer, and its designated investment advisors, consultants or other third parties who agree to abide by the terms of this Addendum (“Authorized Designees”) with access to State Street proprietary and third-party systems as may be offered by State Street from time to time (each, a “System”) on a remote basis.

Security Procedures

The Customer agrees to comply, and to cause its Authorized Designees to comply, with remote access operating standards and procedures and with user identification or other password control requirements and other security devices and procedures as may be issued or required from time to time by State Street or its third-party vendors for use of the System and access to the Remote Access Services. The Customer is responsible for any use and/or misuse of the System and Remote Access Services by its Authorized Designees. The Customer agrees to advise State Street immediately in the event that it learns or has reason to believe that any person to whom it has given access to the System or the Remote Access Services has violated or intends to violate the terms of this Addendum and the Customer will cooperate with State Street in seeking injunctive or other equitable relief. The Customer agrees to discontinue use of the System and Remote Access Services, if requested, for any security reasons cited by State Street and State Street may restrict access of the System and Remote Access Services by the Customer or any Authorized Designee for security reasons or noncompliance with the terms of this Addendum at any time.

Fees

Fees and charges for the use of the System and the Remote Access Services and related payment terms shall be as set forth in the fee schedule in effect from time to time between the parties. The Customer shall be responsible for any tariffs, duties or taxes imposed or levied by any government or governmental agency by reason of the transactions contemplated by this Addendum, including, without limitation, federal, state and local taxes, use, value added and personal property taxes (other than income, franchise or similar taxes which may be imposed or assessed against State Street). Any claimed exemption from such tariffs, duties or taxes shall be supported by proper documentary evidence delivered to State Street.

i

Proprietary Information/Injunctive Relief

The System and Remote Access Services described herein and the databases, computer programs, screen formats, report formats, interactive design techniques, formulae, processes, systems, software, know- how, algorithms, programs, training aids, printed materials, methods, books, records, files, documentation and other information made available to the Customer by State Street as part of the Remote Access Services and through the use of the System and all copyrights, patents, trade secrets and other proprietary and intellectual property rights of State Street and third-party vendors related thereto are the exclusive, valuable and confidential proprietary property of State Street and its relevant licensors and third-party vendors (the “Proprietary Information”). The Customer agrees on behalf of itself and its Authorized Designees to keep the Proprietary Information confidential and to limit access to its employees and Authorized Designees (under a similar duty of confidentiality) who require access to the System for the purposes intended. The foregoing shall not apply to Proprietary Information in the public domain or required by law to be made public.

The Customer agrees to use the Remote Access Services only in connection with the proper purposes of this Addendum. The Customer will not, and will cause its employees and Authorized Designees not to, (i) permit any third party to use the System or the Remote Access Services, (ii) sell, rent, license or otherwise use the System or the Remote Access Services in the operation of a service bureau or for any purpose other than as expressly authorized under this Addendum, (iii) use the System or the Remote Access Services for any fund, trust or other investment vehicle without the prior written consent of State Street, or (iv) allow or cause any information transmitted from State Street’s databases, including data from third-party sources, available through use of the System or the Remote Access Services, to be published, redistributed or retransmitted for other than use for or on behalf of the Customer, as State Street’s customer.

The Customer agrees that neither it nor its Authorized Designees will modify the System in any way, enhance, copy or otherwise create derivative works based upon the System, nor will the Customer or its Authorized Designees reverse engineer, decompile or otherwise attempt to secure the source code for all or any part of the System.

The Customer acknowledges that the disclosure of any Proprietary Information, or of any information which at law or equity ought to remain confidential, will immediately give rise to continuing irreparable injury to State Street or its third-party licensors and vendors inadequately compensable in damages at law and that State Street shall be entitled to obtain immediate injunctive relief against the breach or threatened breach of any of the foregoing undertakings, in addition to any other legal remedies which may be available.

Limited Warranties

State Street represents and warrants that it is the owner of and/or has the right to grant access to the System and to provide the Remote Access Services contemplated herein. Because of the nature of computer information technology including, but not limited to the use of the Internet, and the necessity of relying upon third-party sources, and data and pricing information obtained from third parties, the System and Remote Access Services are provided “AS IS” without warranty express or implied including as to availability of the System, and the Customer and its Authorized

Designees shall be solely responsible for the use of the System and Remote Access Services and investment decisions, results obtained, regulatory reports and statements produced using the Remote Access Services. State Street and its relevant licensors and third-party vendors will not be liable to the Customer or its Authorized Designees for any direct or indirect, special, incidental, punitive or consequential damages arising out of or in any way connected with the System or the Remote Access Services, nor shall any party be responsible for delays or nonperformance under this Addendum arising out of any cause or event beyond such party’s control.

EXCEPT AS EXPRESSLY SET FORTH IN THIS ADDENDUM, STATE STREET, FOR ITSELF AND ITS RELEVANT LICENSORS AND THIRD-PARTY VENDORS EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES CONCERNING THE SYSTEM AND THE SERVICES TO BE RENDERED HEREUNDER, WHETHER EXPRESS OR IMPLIED INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTIBILITY OR FITNESS FOR A PARTICULAR PURPOSE.

Infringement

State Street will defend or, at its option, settle any claim or action brought against the Customer to the extent that it is based upon an assertion that access to or use of State Street proprietary systems by the Customer under this Addendum constitutes direct infringement of any United States patent or copyright or misappropriation of a trade secret, provided that the Customer notifies State Street promptly in writing of any such claim or proceeding, cooperates with State Street in the defense of such claim or proceeding and allows State Street sole control over such claim or proceeding. Should the State Street proprietary system or any part thereof become, or in State Street’s opinion be likely to become, the subject of a claim of infringement or the like under any applicable patent, copyright or trade secret laws, State Street shall have the right, at State Street’s sole option, to (i) procure for the Customer the right to continue using the State Street proprietary system, (ii) replace or modify the State Street proprietary system so that the State Street proprietary system becomes noninfringing, or (iii) terminate this Addendum without further obligation. This section constitutes the sole remedy to the Customer for the matters described in this section.

Termination

Either party to the Custodian Agreement may terminate this Addendum (i) for any reason by giving the other party at least one-hundred and eighty (180) days prior written notice in the case of notice of termination by State Street to the Customer or thirty (30) days notice in the case of notice from the Customer to State Street of termination, or (ii) immediately for failure of the other party to comply with any material term and condition of the Addendum by giving the other party written notice of termination. This Addendum shall in any event terminate within ninety (90) days after the termination of any service agreement applicable to the Customer. The Customer’s use of any third-party System is contingent upon its compliance with any terms of use of such system imposed by such third party and State Street’s continued access to, and use of, such third-party system. In the event of termination, the Customer will return to State Street all copies of documentation and other confidential information in its possession or in the possession of its Authorized Designees and immediately cease access to the System and Remote Access Services. The foregoing provisions with respect to confidentiality and infringement will survive termination for a period of three (3) years.

Miscellaneous

This Addendum constitutes the entire understanding of the parties to the Custodian Agreement with respect to access to the System and the Remote Access Services. This Addendum cannot be modified or altered except in a writing duly executed by each of State Street and the Customer and shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts.

By its execution of the Custodian Agreement, the Customer: (a) confirms to State Street that it informs all Authorized Designees of the terms of this Addendum; (b) accepts responsibility for its and its Authorized Designees’ compliance with the terms of this Addendum; and (c) indemnifies and holds State Street harmless from and against any and all costs, expenses, losses, damages, charges, counsel fees, payments and liabilities arising from any failure of the Customer or any of its Authorized Designees to abide by the terms of this Addendum.

LOAN SERVICES ADDENDUM

TO AMENDED AND RESTATED SUB-CUSTODIAN AGREEMENT

ADDENDUM to that certain Amended and Restated Sub-Custodian Agreement (the “Custodian Agreement” for purposes of this Addendum) by and between UBS TRUST COMPANY OF PUERTO RICO (the “Company”), on behalf of the Fund specified therein, and STATE STREET BANK AND TRUST COMPANY, including its subsidiaries and other affiliates (“State Street”).

The following provisions will apply with respect to interests in commercial loans, including loan participations, whether the loans are bilateral or syndicated and whether any obligor is located in or outside of the United States (collectively, “Loans”), made or acquired by the Company on behalf of one or more of its Accounts.

SECTION 1. PAYMENT CUSTODY. If the Company wishes State Street to receive payments directly with respect to a Loan for credit to the bank account maintained by State Street for the Company under the Custodian Agreement,

(a) the Company will cause State Street to be named as the Company’s nominee for payment purposes under the relevant financing documents, e.g., in the case of a syndicated loan, the administrative contact for the agent bank, and otherwise provide for the payment to State Street of the payments with respect to the Loan; and

(b) State Street will credit to the bank account maintained by State Street for the Company under the Custodian Agreement any payment on or in respect of the Loan actually received by State Street and identified as relating to the Loan, but with any amount credited being conditional upon clearance and actual receipt by State Street of final payment.

SECTION 2. MONITORING. If the Company wishes State Street to monitor payments on and forward notices relating to a Loan,

(a) the Company will deliver, or cause to be delivered, to State Street a schedule identifying the amount and due dates of the scheduled principal payments, the scheduled interest payment dates and related payment amount information, and such other information with respect to the Loan as State Street may reasonably require in order to perform its services hereunder (collectively, “Loan Information”) and in such form and format as State Street may reasonably request; and

(b) State Street will (i) if the amount of a principal, interest, fee or other payment with respect to the Loan is not received by State Street on the date on which the amount is scheduled to be paid as reflected in the Loan Information, provide a report to the Company that the payment has not been received and (ii) if State Street receives any consent solicitation, notice of default or similar notice from any syndication agent, lead or obligor on the Loan, undertake reasonable efforts to forward the notice to the Company.

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SECTION 3. EXCULPATION OF STATE STREET.

(a) Payment Custody and Monitoring. State Street will have no liability for any delay or failure by the Company or any third party in providing Loan Information to State Street or for any inaccuracy or incompleteness of any Loan Information. State Street will have no obligation to verify, investigate, recalculate, update or otherwise confirm the accuracy or completeness of any Loan Information or other information or notices received by State Street in respect of the Loan. State Street will be entitled to (i) rely upon the Loan Information provided to it by or on behalf of the Company or any other information or notices that State Street may receive from time to time from any syndication agent, lead or obligor or any similar party with respect to the Loan and (ii) update its records on the basis of such information or notices as may from time to time be received by State Street.

(b) Any Service. State Street will have no obligation to (i) determine whether any necessary steps have been taken or requirements have been met for the Company to have acquired good or record title to a Loan, (ii) ensure that the Company’s acquisition of the Loan has been authorized by the Company, (iii) collect past due payments on the Loan, preserve any rights against prior parties, exercise any right or perform any obligation in connection with the Loan (including taking any action in connection with any consent solicitation, notice of default or similar notice received from any syndication agent, lead or obligor on the Loan) or otherwise take any other action to enforce the payment obligations of any obligor on the Loan, (iv) become itself the record title holder of the Loan or (v) make any advance of its own funds with respect to the Loan.

(c) Miscellaneous. State Street will not be considered to have been or be charged with knowledge of the sale of a Loan by the Company, un less and except to the extent that State Street shall have received written notice of the sale from the Company and the proceeds of the sale have been received by State Street for credit to the bank account maintained by State Street for the Company under the Custodian Agreement. If any question arises as to State Street’s duties under this Addendum, State Street may request instructions from the Company and will be entitled at all times to refrain from taking any action unless it has received Proper Instructions from the Company. State Street will in all events have no liability, risk or cost for any action taken or omitted with respect to the Loan pursuant to Proper Instructions. State Street will have no responsibilities or duties whatsoever with respect to the Loan except as are expressly set forth in this Addendum.

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